Exhibit 3.53

RESTATED

CERTIFICATE OF INCORPORATION

OF

H. C. RUSTIN CORPORATION

TO:                           OKLAHOMA SECRETARY OF STATE

2300 N. Lincoln Blvd., Room 101, State Capitol Building

Oklahoma City, OK 73105-4897

The undersigned hereby executes the following articles for the purpose of restating the certificate of incorporation in its entirety for H. C. Rustin Corporation, an Oklahoma corporation, pursuant to the provisions of Title 18, 1080:

1.                                      The name of the corporation is: H. C. Rustin Corporation (the “Corporation”).

2.                                      The name of the registered agent for service of process in the state of Oklahoma is Corporation Service Company whose street address is 115 S.W. 89th Avenue, Oklahoma City, Oklahoma 73139-8511.

3.                                      The duration of the Corporation is perpetual.

4.                                      The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the general corporation law of the State of Oklahoma.

5.                                      Total number of shares which the Corporation shall have the authority to issue, designation of each class and each series, if any, and par value of the shares of each class and/or series:

CLASS	NUMBER OF SHARES	PAR VALUE PER SHARE
Common	5,000,000	$0.01

[Signature Page Follows]

Such Restated Certificate of incorporation was duly adopted in accordance with the provisions of Title 18, Section 1080 after being proposed by the Directors and adopted by the shareholders in the manner and by the vote prescribed in Title 18, Section 1077, and restates, integrates and further amends the certificate of incorporation.

Signed this 19th day of August 2016, by:

Barton L Rustin (Aug 18, 2015)
Barton Rustin, President

Anne Lee Benedict, Secretary